Exhibit 21
Plexus Corp. 2009 Form 10-K
LIST OF SUBSIDIARIES
1.	Plexus International Services, Inc. (“PISI”), a Nevada corporation and subsidiary of Plexus Corp.
a.	Plexus Corp. Limited (“PCL”), a United Kingdom corporation and subsidiary of PISI
(i)	Plexus Corp. (UK) Limited (“PCLUK”), a United Kingdom corporation and subsidiary of PCL
b.	Plexus Asia, Ltd. (“PAL”), a British Virgin Islands corporation, approximately 81% owned by PISI and 19% owned by PCLUK
(i)	Plexus (Xiamen) Co., Ltd., a Peoples’ Republic of China corporation and subsidiary of PAL

(ii)	Plexus (Hangzhou) Co., Ltd., a Peoples’ Republic of China corporation and subsidiary of PAL

(iii)	Plexus Manufacturing Sdn. Bhd., a Malaysia corporation and subsidiary of PAL
2.	Plexus Intl. Sales & Logistics, LLC (“PISL”), a Delaware LLC

3.	Plexus QS, LLC, (“PQS”), a Delaware LLC

4.	Plexus Electronica S. de R.L. de C.V., a Mexico entity and subsidiary of PISL and PQS

5.	PTL Information Technology Services Corp., a Nevada corporation

6.	Plexus Management Services Corporation, a Nevada corporation
Omits inactive and dormant subsidiaries.